EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-109331, Form S-3, No. 333-109335, Form S-3, No 333-88606, Form S-3, No. 333-03205, Form S-3, No. 333-13363, Form S-3, No. 333-64616, Form S-3, No. 333-65142, Form S-3, No. 03596, Form S-8, No. 333-117669, Form S-8, No. 333-35853, Form S-8, No. 333-81863, and Form S-8, No. 333-81865) of The Mills Corporation and in the related Prospectuses, of our reports dated March 31, 2005, with the respect to the consolidated financial statements and schedule of The Mills Corporation, The Mills Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Mills Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

McLean, Virginia

March 31, 2005